Press Release
UGI Corporation Elects Cindy J. Miller to its Board of Directors
June 11, 2020

Valley Forge, Pa., June 11 - UGI Corporation (NYSE: UGI) announced today that Cindy J. Miller was elected a director of UGI Corporation, effective September 1, 2020. Ms. Miller is the President and Chief Executive Officer of Stericycle, Inc., a global business-to-business services company that serves more than one million customers in 19 countries with solutions for regulated medical waste management, secure information destruction, compliance and customer contact. Ms. Miller joined Stericycle in October 2018 as President and Chief Operating Officer to drive the company’s business transformation and became CEO in May 2019.
Frank S. Hermance, Chairman of UGI Corporation, said, “We are looking forward to welcoming Cindy to our Board of Directors. Cindy’s leadership experience as the CEO of a large, international company, as well as her business transformation, change management, operations management and logistics expertise, will be of tremendous value to UGI.”
Prior to joining Stericycle, Ms. Miller had a 30-year career with United Parcel Service where she served in roles of increasing responsibility, including as President – Global Freight Forwarding (2016 to 2018), President – Europe Region (2013 to 2016), Managing Director – United Kingdom, Ireland and Nordics (2010 to 2013), and Managing Director – Southern Europe, the Middle East and Africa (2008 to 2010).

About UGI
UGI Corporation is a distributor and marketer of energy products and services. Through subsidiaries, UGI operates natural gas and electric utilities in Pennsylvania, distributes LPG both domestically (through AmeriGas) and internationally (through UGI International), manages midstream energy assets in Pennsylvania, Ohio, and West Virginia and electric generation assets in Pennsylvania, and engages in energy marketing in eleven states, the District of Columbia and internationally in France, Belgium, the Netherlands and the UK.

Comprehensive information about UGI Corporation is available on the Internet at https://www.ugicorp.com.

CONTACT INVESTOR RELATIONS
610-337-1000
Brendan Heck, ext. 6608
Shelly Oates, ext. 3202
Alanna Zahora, ext. 1004